Exhibit 5.1

April 3, 2019

Precision Therapeutics Inc.

2915 Commers Drive, Suite 900

Eagan, MN 55121

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of Precision Therapeutics Inc. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to registration of 6,000,000 shares of common stock, $.01 par value per share, to be issued by the Company (the “Shares”), pursuant to the terms of the Company’s Amended and Restated 2012 Stock Incentive Plan, as amended (the “Plan”). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that the Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maslon LLP